Exhibit 99.1

UGI Subsidiary Completes Acquisition of Columbia Midstream Group, LLC

VALLEY FORGE, Pa., August 1, 2019 – UGI Corporation (NYSE:UGI) announced today that its subsidiary, UGI Energy Services, LLC, has completed the previously announced acquisition of the equity interests of Columbia Midstream Group, LLC (“CMG”) from a subsidiary of TC Energy Corporation (NYSE: TRP) (“TC Energy”) for approximately $1.275 billion.

John L. Walsh, president and chief executive officer of UGI Corporation, said, “We are pleased to complete this important acquisition that enhances our midstream capabilities in the prolific gas producing region of the southwest Appalachian Basin. The addition of this diversified asset network, supported by long-term take-or-pay contracts or acreage dedications, will enable UGI Energy Services to offer a full scale, midstream platform while expanding our base of quality business partners and customers. This value-enhancing transaction represents UGI’s first investment into wet gas gathering and processing. Our teams are well aligned in terms of focusing on safety as our highest priority. Both UGI and CMG have a strong history of operating safely and efficiently and engaging in the communities we serve. UGI is excited to welcome the CMG employees to its family of companies.”

About UGI Corporation

UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in ten states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK. UGI, through subsidiaries, is the sole general partner and owns approximately 26% of AmeriGas, the nation’s largest retail propane distributor.

About TC Energy Corporation

TC Energy delivers the energy millions of people rely on every day to power their lives and fuel industry. Guided by core values of safety, responsibility, collaboration and integrity, TC Energy’s more than 7,000 people are committed to sustainably developing and operating pipeline, power generation and energy storage facilities across Canada, the United States and Mexico. TC Energy’s common shares trade on the Toronto (TSX) and New York (NYSE) stock exchanges under the symbol TRP. Visit TCEnergy.com and connect on social media to learn more.

Investor Relations

Brendan Heck, 610-337-1000 ext. 6608

Alanna Zahora 610-337-1000 ext. 1004

Shelly Oates, 610-337-1000 ext. 3202